EXHIBIT 5.4

April 3, 2025

Smurfit Westrock plc

Smurfit Kappa Treasury Unlimited Company

Smurfit Westrock Financing Designated Activity Company

The Guarantors listed on Annex I hereto

Beech Hill, Clonskeagh

Dublin 4, D04 N2R2

Ireland

To the addressees referred to above:

I am Vice President and Deputy General Counsel of WestRock Company, a Delaware corporation (“WestRock”), the parent company of WestRock RKT, LLC, a Georgia limited liability company (“RKT”), and I am delivering this opinion letter in connection with the filing by (a) Smurfit Kappa Treasury Unlimited Company (“SKT”), a public unlimited company incorporated under the laws of Ireland, and a wholly-owned indirect subsidiary of Smurfit Westrock plc (“Smurfit Westrock”), a public limited company incorporated under the laws of Ireland, (b) Smurfit Westrock Financing Designated Activity Company (“SWF” and, together with SKT, the “Issuers”), a designated activity company incorporated under the laws of Ireland, and a wholly-owned direct subsidiary of Smurfit Westrock, and (c) the  Guarantors identified in Annex I attached hereto (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (a) SKT’s offer (the “SKT exchange offer”) to exchange up to (i) $750,000,000 aggregate principal amount of its registered 5.200% Senior Notes due 2030 (the “New 2030 Notes”) for $750,000,000 aggregate principal amount of its outstanding unregistered 5.200% Senior Notes due 2030 (the “Original 2030 Notes”); (ii) $1,000,000,000 aggregate principal amount of its registered 5.438% Senior Notes due 2034 (the “New 2034 Notes”) for $1,000,000,000 aggregate principal amount of its outstanding unregistered 5.438% Senior Notes due 2034 (the “Original 2034 Notes”); and (iii) $1,000,000,000 aggregate principal amount of its registered 5.777% Senior Notes due 2054 (the “New 2054 Notes” and, together with the New 2030 Notes and New 2034 Notes, the “New SKT Notes”) for $1,000,000,000 aggregate principal amount of its outstanding unregistered 5.777% Senior Notes due 2054 (the “Original 2054 Notes” and, together with the Original 2030 Notes and Original 2034 Notes, the “Original SKT Notes”); (b)  SWF’s offer (the “SWF exchange offer” and, together with the SKT exchange offer, the “exchange offers”) to exchange up to $850,000,000 aggregate principal amount of its registered 5.418% Senior Notes due 2035 (the “New SWF Notes” and, together with the New SKT Notes, the “New Notes”) for $850,000,000 aggregate principal amount of its outstanding unregistered 5.418% Senior Notes due 2035 (the “Original SWF Notes” and, together with the Original SKT Notes, the “Original Notes”), (c) the issuance by the SKT Note Guarantors (as defined below) of guarantees of the New SKT Notes (the “New SKT Guarantees”) in exchange for the existing guarantees of the Original SKT Notes and (d) the issuance by the SWF Note Guarantors (as defined below) of guarantees of the New SWF Notes (the “New SWF Guarantees” and, together with the New SKT Guarantees, the “New Guarantees”) in exchange for the existing guarantees of the Original SWF Notes.

The New SKT Notes will be fully and unconditionally guaranteed on a senior unsecured basis by SWF and the Guarantors (the “SKT Note Guarantors”). SKT will issue the New SKT Notes under the Indenture, dated as of April 3, 2024, by and among SKT, the SKT Note Guarantors and Deutsche Bank Trust Company Americas (the “Trustee”), as trustee, paying agent, transfer agent and registrar (as it may be amended and supplemented, the “SKT Indenture”).

The New SWF Notes will be fully and unconditionally guaranteed on a senior unsecured basis by SKT and the Guarantors (the “SWF Note Guarantors”). SWF will issue the New SWF Notes under the Indenture, dated as of November 26, 2024, by and among SWF, the SWF Note Guarantors and the Trustee, as trustee, paying agent, transfer agent and registrar (as it may be amended and supplemented, the “SWF Indenture”, and together with SKT Indenture, the “Indentures”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In that connection, I or my designee have examined originals, or copies certified or otherwise identified to my satisfaction, of such corporate records and other documents as I have deemed necessary or appropriate for purposes of this opinion letter, including:

(a)the Indentures, including the New Guarantees set forth therein;

(b)the New Notes (together with the Indentures, and the New Guarantees, the “Transaction Documents”);

(c)the Certificate of Conversion of RKT;

(d)the Limited Liability Company Agreement of RKT; and

(e)the written consent of the sole member of RKT, dated June 17, 2024 and November 19, 2024.

In rendering this opinion, I have assumed (a) the genuineness of all signatures, (b) the due existence of each party to each of the Transaction Documents (other than RKT), (c) that each party to each of the Transaction Documents (other than RKT) has all necessary power, authority and legal right to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder and that each Transaction Document is a legal, valid and binding obligation of each party thereto, (d) the due authorization, execution and delivery of each of the Transaction Documents by all parties thereto (other than RKT), (e) the authenticity of all documents submitted to me as originals and (f) the conformity to original documents of all documents submitted to me as copies.

Based on the foregoing and subject to the qualifications hereinafter set forth, I am of the opinion that:

1.	RKT is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Georgia.

2.	RKT has the power and authority as a Georgia limited liability company to conduct its business, enter into the Transaction Documents and perform its obligations under the Transaction Documents.
3.	Each of the Transaction Documents has been duly authorized by RKT.
4.

No filings with or approval, authorization or consent by any Georgia governmental or regulatory authority is required to be obtained by RKT in connection with its New Guarantee in accordance with and subject to the terms of the Indentures.

5.	The execution and performance of its obligations under the Transaction Documents do not violate the organizational documents of RKT.

I am admitted to practice only in the State of Georgia, and I express no opinion as to matters governed by any laws other than the laws of the State of Georgia. In particular, I do not purport to pass on any matter governed by the laws of the State of New York or the State of Delaware or United States Federal law.

This opinion letter has been prepared for use in connection with the Registration Statement. I assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

I hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Act.

Very truly yours,

/s/ Steven B. Nickerson
Steven B. Nickerson

ANNEX I

Guarantors

Name of Guarantor	State or other jurisdiction of incorporation or organization
Smurfit International B.V.	Netherlands
Smurfit Kappa Acquisitions Unlimited Company	Ireland
Smurfit Kappa Group plc	Ireland
Smurfit Kappa Investments Limited	Ireland
Smurfit Kappa Treasury Funding Designated Activity Company	Ireland
Smurfit Westrock plc	Ireland
Smurfit WestRock US Holdings Corporation	Delaware
WestRock Company	Delaware
WestRock MWV, LLC	Delaware
WestRock RKT, LLC	Georgia
WRKCo Inc.	Delaware

1